UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13D
(Rule 13d-101)
Amendment No. 4

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

The Pep Boys - Manny, Moe & Jack
(Name of Issuer)

Common Stock, par value $1.00 per share
(Title of Class of Securities)

713278109
(CUSIP Number)

Mr. James A. Mitarotonda
c/o Barington Companies Equity Partners, L.P.
888 Seventh Avenue, 17th Floor
New York, NY 10019
(212) 974-5700
(Name, Address and Telephone Number of
Person Authorized to Receive Notices
and Communications)

March 28, 2006
(Date of Event which Requires Filing
of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f), or 13d-1(g), check the following box: ☐.

SCHEDULE 13D
CUSIP No. 713278109

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Barington Companies Equity Partners, L.P.    13-4088890
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒
                             (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  WC
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)    ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
___________________________________________________________________________
7) SOLE VOTING POWER
NUMBER OF                     877,619
SHARES        ____________________________________________________________
BENEFICIALLY       8) SHARED VOTING POWER
OWNED BY                none
EACH   ____________________________________________________________
REPORTING             9) SOLE DISPOSITIVE POWER
PERSON     877,619
WITH   ____________________________________________________________
10) SHARED DISPOSITIVE POWER
       none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
877,619
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  ☐
__________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.62%
__________________________________________________________________________
14) TYPE OF REPORTING PERSON
PN
__________________________________________________________________________

SCHEDULE 13D
CUSIP No. 713278109

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Barington Companies Investors, LLC    13-4126527
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) ☒
                                                   (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  OO
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
___________________________________________________________________________
7) SOLE VOTING POWER
NUMBER OF               877,619
SHARES        ____________________________________________________________
BENEFICIALLY            8) SHARED VOTING POWER
OWNED BY                none
EACH   ____________________________________________________________
REPORTING                9) SOLE DISPOSITIVE POWER
PERSON                     877,619
WITH   ____________________________________________________________
10) SHARED DISPOSITIVE POWER
       none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
877,619
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  ☐
__________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.62%
__________________________________________________________________________
14) TYPE OF REPORTING PERSON
OO
__________________________________________________________________________

SCHEDULE 13D
CUSIP No. 713278109

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Barington Companies Offshore Fund, Ltd. (BVI)
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) ☒
                                               (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  WC
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
British Virgin Islands
___________________________________________________________________________
7) SOLE VOTING POWER
NUMBER OF               836,484
SHARES        ____________________________________________________________
BENEFICIALLY           8) SHARED VOTING POWER
OWNED BY                 none
EACH   ____________________________________________________________
REPORTING               9) SOLE DISPOSITIVE POWER
PERSON                 836,484
WITH   ____________________________________________________________
              10) SHARED DISPOSITIVE POWER
                none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
836,484
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES       ☐
__________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.54%
__________________________________________________________________________
14) TYPE OF REPORTING PERSON
CO
__________________________________________________________________________

SCHEDULE 13D
CUSIP No. 713278109

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Barington Investments, L.P.      20-2871525
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) ☒
                                               (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  WC
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)     ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
___________________________________________________________________________
7) SOLE VOTING POWER
NUMBER OF    645,985
SHARES        ____________________________________________________________
BENEFICIALLY            8) SHARED VOTING POWER
OWNED BY                none
EACH   ____________________________________________________________
REPORTING              9) SOLE DISPOSITIVE POWER
PERSON     645,985
WITH   ____________________________________________________________
10) SHARED DISPOSITIVE POWER
   none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
645,985
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   ☐
__________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.19%
__________________________________________________________________________
14) TYPE OF REPORTING PERSON
PN
__________________________________________________________________________

SCHEDULE 13D
CUSIP No. 713278109

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Barington Companies Advisors, LLC     20-0327470
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)☒
                             (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  OO
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)   ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
___________________________________________________________________________
            7) SOLE VOTING POWER
NUMBER OF           1,482,469
SHARES        ____________________________________________________________
BENEFICIALLY        8) SHARED VOTING POWER
OWNED BY            none
EACH   ____________________________________________________________
REPORTING          9) SOLE DISPOSITIVE POWER
PERSON                  1,482,469
WITH   ____________________________________________________________
            10) SHARED DISPOSITIVE POWER
             none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,482,469
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   ☐
__________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.74%
__________________________________________________________________________
14) TYPE OF REPORTING PERSON
IA, OO
__________________________________________________________________________

SCHEDULE 13D
CUSIP No. 713278109

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Barington Capital Group, L.P.     13-3635132
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) ☒
                             (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  OO
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
New York
___________________________________________________________________________
            7) SOLE VOTING POWER
NUMBER OF                2,360,088
SHARES        ____________________________________________________________
BENEFICIALLY        8) SHARED VOTING POWER
OWNED BY            none
EACH   ____________________________________________________________
REPORTING          9) SOLE DISPOSITIVE POWER
PERSON                  2,360,088
WITH   ____________________________________________________________
            10) SHARED DISPOSITIVE POWER
              none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,360,088
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   ☐
__________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.36%
__________________________________________________________________________
14) TYPE OF REPORTING PERSON
PN
_________________________________________________________________________

SCHEDULE 13D
CUSIP No. 713278109

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
LNA Capital Corp.       13-3635168
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) ☒
                             (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  OO
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
___________________________________________________________________________
            7) SOLE VOTING POWER
NUMBER OF                2,360,088
SHARES        ____________________________________________________________
BENEFICIALLY        8) SHARED VOTING POWER
OWNED BY            none
EACH   ____________________________________________________________
REPORTING            9) SOLE DISPOSITIVE POWER
PERSON                 2,360,088
WITH   ____________________________________________________________
            10) SHARED DISPOSITIVE POWER
             none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,360,088
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  ☐
__________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.36%
__________________________________________________________________________
14) TYPE OF REPORTING PERSON
CO
__________________________________________________________________________

SCHEDULE 13D
CUSIP No. 713278109

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
James Mitarotonda
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) ☒
                             (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  OO
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
United States
___________________________________________________________________________
                7) SOLE VOTING POWER
NUMBER OF                  2,360,088
SHARES        ____________________________________________________________
BENEFICIALLY                  8) SHARED VOTING POWER
OWNED BY     none
EACH   ____________________________________________________________
REPORTING                9) SOLE DISPOSITIVE POWER
PERSON                             2,360,088
WITH   ____________________________________________________________
                10) SHARED DISPOSITIVE POWER
                 none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,360,088
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   ☐
__________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.36%
__________________________________________________________________________
14) TYPE OF REPORTING PERSON
IN
__________________________________________________________________________

SCHEDULE 13D
CUSIP No. 713278109

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Parche, LLC        20-0870632
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) ☒
                                               (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  WC
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
___________________________________________________________________________
                7) SOLE VOTING POWER
NUMBER OF                     265,678
SHARES        ____________________________________________________________
BENEFICIALLY               8) SHARED VOTING POWER
OWNED BY     none
EACH   ____________________________________________________________
REPORTING                9) SOLE DISPOSITIVE POWER
PERSON                    265,678
WITH   ____________________________________________________________
                10) SHARED DISPOSITIVE POWER
                       none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
265,678
___________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   ☐
__________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.49%
__________________________________________________________________________
14) TYPE OF REPORTING PERSON
OO
__________________________________________________________________________

SCHEDULE 13D
CUSIP No. 713278109

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Starboard Value and Opportunity Master Fund Ltd.
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) ☒
                             (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  WC
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
___________________________________________________________________________
               7) SOLE VOTING POWER
NUMBER OF                1,011,487
SHARES        ____________________________________________________________
BENEFICIALLY            8) SHARED VOTING POWER
OWNED BY                none
EACH   ____________________________________________________________
REPORTING                 9) SOLE DISPOSITIVE POWER
PERSON                     1,011,487
WITH   ____________________________________________________________
10) SHARED DISPOSITIVE POWER
       none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,011,487
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   ☐
__________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.87%
__________________________________________________________________________
14) TYPE OF REPORTING PERSON
CO
__________________________________________________________________________

SCHEDULE 13D
CUSIP No. 713278109

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
RCG Carpathia Master Fund, Ltd.
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)☒
                             (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  WC
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
___________________________________________________________________________
                7) SOLE VOTING POWER
NUMBER OF                             89,297 (see Item 5)
SHARES        ____________________________________________________________
BENEFICIALLY                  8) SHARED VOTING POWER
OWNED BY     none
EACH   ____________________________________________________________
REPORTING                9) SOLE DISPOSITIVE POWER
PERSON                    89,297 (see Item 5)
WITH   ____________________________________________________________
               10) SHARED DISPOSITIVE POWER
                 none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
89,297 (see Item 5)
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   ☐
__________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.16%
__________________________________________________________________________
14) TYPE OF REPORTING PERSON
CO
__________________________________________________________________________

SCHEDULE 13D
CUSIP No. 713278109

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
RCG Ambrose Master Fund, Ltd.
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) ☒
                             (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  WC
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
___________________________________________________________________________
            7) SOLE VOTING POWER
NUMBER OF                43,143
SHARES        ____________________________________________________________
BENEFICIALLY        8) SHARED VOTING POWER
OWNED BY            none
EACH   ____________________________________________________________
REPORTING          9) SOLE DISPOSITIVE POWER
PERSON                  43,143
WITH   ____________________________________________________________
            10) SHARED DISPOSITIVE POWER
              none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
43,143
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   ☐
__________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.08%
__________________________________________________________________________
14) TYPE OF REPORTING PERSON
CO
__________________________________________________________________________

SCHEDULE 13D
CUSIP No. 713278109

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
RCG Halifax Fund, Ltd.
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) ☒
                                               (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  WC
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
___________________________________________________________________________
               7) SOLE VOTING POWER
NUMBER OF                       46,463
SHARES        ____________________________________________________________
BENEFICIALLY            8) SHARED VOTING POWER
OWNED BY                        none
EACH   ____________________________________________________________
REPORTING                 9) SOLE DISPOSITIVE POWER
PERSON                     46,463
WITH   ____________________________________________________________
              10) SHARED DISPOSITIVE POWER
                none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
46,463
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  ☐
__________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.09%
__________________________________________________________________________
14) TYPE OF REPORTING PERSON
CO
__________________________________________________________________________

SCHEDULE 13D

CUSIP No. 713278109

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Ramius Master Fund, Ltd.
_____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) ☒
                             (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  WC
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
___________________________________________________________________________
                7) SOLE VOTING POWER
NUMBER OF                     169,257
SHARES        ____________________________________________________________
BENEFICIALLY               8) SHARED VOTING POWER
OWNED BY     none
EACH   ____________________________________________________________
REPORTING                9) SOLE DISPOSITIVE POWER
PERSON                    169,257
WITH   ____________________________________________________________
                10) SHARED DISPOSITIVE POWER
                 none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
169,257
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   ☐
__________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.31%
__________________________________________________________________________
14) TYPE OF REPORTING PERSON
CO
__________________________________________________________________________

CUSIP No. 713278109

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Admiral Advisors, LLC      37-1484525
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) ☒
                             (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  OO
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
___________________________________________________________________________
            7) SOLE VOTING POWER
NUMBER OF                 1,277,165
SHARES        ____________________________________________________________
BENEFICIALLY        8) SHARED VOTING POWER
OWNED BY            none
EACH   ____________________________________________________________
REPORTING          9) SOLE DISPOSITIVE POWER
PERSON    1,277,165
WITH   ____________________________________________________________
            10) SHARED DISPOSITIVE POWER
             none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,277,165
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  ☐
__________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.36%
__________________________________________________________________________
14) TYPE OF REPORTING PERSON
OO
__________________________________________________________________________

SCHEDULE 13D
CUSIP No. 713278109

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Ramius Advisors, LLC      13-3954331
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) ☒
                             (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  OO
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
___________________________________________________________________________
            7) SOLE VOTING POWER
NUMBER OF                 169,257
SHARES        ____________________________________________________________
BENEFICIALLY        8) SHARED VOTING POWER
OWNED BY                    none
EACH   ____________________________________________________________
REPORTING           9) SOLE DISPOSITIVE POWER
PERSON    169,257
WITH   ____________________________________________________________
            10) SHARED DISPOSITIVE POWER
             none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
169,257
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  ☐
__________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.31%
__________________________________________________________________________
14) TYPE OF REPORTING PERSON
OO
__________________________________________________________________________

CUSIP No. 713278109

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Ramius Capital Group, LLC      13-3937658
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) ☒
                             (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  OO
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
___________________________________________________________________________
            7) SOLE VOTING POWER
NUMBER OF           1,625,325
SHARES        ____________________________________________________________
BENEFICIALLY        8) SHARED VOTING POWER
OWNED BY            none
EACH   ____________________________________________________________
REPORTING          9) SOLE DISPOSITIVE POWER
PERSON                  1,625,325
WITH   ____________________________________________________________
            10) SHARED DISPOSITIVE POWER
             none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,625,325
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  ☐
__________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.00%
__________________________________________________________________________
14) TYPE OF REPORTING PERSON
IA, OO
__________________________________________________________________________

SCHEDULE 13D
CUSIP No. 713278109

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
C4S & Co., LLC      13-3946794
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) ☒
                             (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  OO
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
___________________________________________________________________________
            7) SOLE VOTING POWER
NUMBER OF            1,625,325
SHARES        ____________________________________________________________
BENEFICIALLY        8) SHARED VOTING POWER
OWNED BY            none
EACH   ____________________________________________________________
REPORTING          9) SOLE DISPOSITIVE POWER
PERSON                   1,625,325
WITH   ____________________________________________________________
            10) SHARED DISPOSITIVE POWER
             none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,625,325
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   ☐
__________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.00%
__________________________________________________________________________
14) TYPE OF REPORTING PERSON
OO
__________________________________________________________________________

SCHEDULE 13D
CUSIP No. 713278109

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Peter A. Cohen
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) ☒
                             (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  OO
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)   ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
United States
___________________________________________________________________________
            7) SOLE VOTING POWER
NUMBER OF           none
SHARES        ____________________________________________________________
BENEFICIALLY        8) SHARED VOTING POWER
OWNED BY            1,625,325
EACH   ____________________________________________________________
REPORTING          9) SOLE DISPOSITIVE POWER
PERSON                  none
WITH   ____________________________________________________________
            10) SHARED DISPOSITIVE POWER
                    1,625,325
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                1,625,325
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  ☐
__________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.00%
__________________________________________________________________________
14) TYPE OF REPORTING PERSON
IN
__________________________________________________________________________

SCHEDULE 13D
CUSIP No. 713278109

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Morgan B. Stark
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) ☒
                             (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  OO
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
United States
___________________________________________________________________________
              7) SOLE VOTING POWER
NUMBER OF               none
SHARES        ____________________________________________________________
BENEFICIALLY           8) SHARED VOTING POWER
OWNED BY                        1,625,325
EACH   ____________________________________________________________
REPORTING                9) SOLE DISPOSITIVE POWER
PERSON                             none
WITH   ____________________________________________________________
10) SHARED DISPOSITIVE POWER
                        1,625,325
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                1,625,325
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   ☐
__________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.00%
__________________________________________________________________________
14) TYPE OF REPORTING PERSON
IN
__________________________________________________________________________

SCHEDULE 13D
CUSIP No. 713278109

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Jeffrey M. Solomon
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) ☒
                             (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  OO
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
United States
___________________________________________________________________________
            7) SOLE VOTING POWER
NUMBER OF           none
SHARES        ____________________________________________________________
BENEFICIALLY        8) SHARED VOTING POWER
OWNED BY            1,625,325
EACH   ____________________________________________________________
REPORTING           9) SOLE DISPOSITIVE POWER
PERSON               none
WITH   ____________________________________________________________
             10) SHARED DISPOSITIVE POWER
                         1,625,325
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                1,625,325
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  ☐
__________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.00%
__________________________________________________________________________
14) TYPE OF REPORTING PERSON
IN
__________________________________________________________________________

SCHEDULE 13D
CUSIP No. 713278109

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Thomas W. Strauss
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) ☒
                             (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  OO
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
United States
___________________________________________________________________________
7) SOLE VOTING POWER
NUMBER OF    none
SHARES        ____________________________________________________________
BENEFICIALLY            8) SHARED VOTING POWER
OWNED BY                1,625,325
EACH   ____________________________________________________________
REPORTING               9) SOLE DISPOSITIVE POWER
PERSON     none
WITH   ____________________________________________________________
10) SHARED DISPOSITIVE POWER
                        1,625,325
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,625,325
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  ☐
__________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.00%
__________________________________________________________________________
14) TYPE OF REPORTING PERSON
IN
__________________________________________________________________________

SCHEDULE 13D
CUSIP No. 713278109

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
RJG Capital Partners, L.P.     20-0133443
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) ☒
                             (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  WC
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
___________________________________________________________________________
7) SOLE VOTING POWER
NUMBER OF    7,200
SHARES        ____________________________________________________________
BENEFICIALLY            8) SHARED VOTING POWER
OWNED BY                none
EACH   ____________________________________________________________
REPORTING              9) SOLE DISPOSITIVE POWER
PERSON     7,200
WITH   ____________________________________________________________
10) SHARED DISPOSITIVE POWER
       none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
7,200
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  ☐
__________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.01%
__________________________________________________________________________
14) TYPE OF REPORTING PERSON
PN
__________________________________________________________________________

SCHEDULE 13D
CUSIP No. 713278109

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
RJG Capital Management, LLC     20-0027325
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) ☒
                             (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  OO
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
___________________________________________________________________________
7) SOLE VOTING POWER
NUMBER OF                    7,200
SHARES        ____________________________________________________________
BENEFICIALLY            8) SHARED VOTING POWER
OWNED BY                       none
EACH   ____________________________________________________________
REPORTING              9) SOLE DISPOSITIVE POWER
PERSON     7,200
WITH   ____________________________________________________________
10) SHARED DISPOSITIVE POWER
       none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
7,200
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   ☐
__________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.01%
__________________________________________________________________________
14) TYPE OF REPORTING PERSON
OO
__________________________________________________________________________

SCHEDULE 13D
CUSIP No. 713278109

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Ronald Gross
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  ☒
                             (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  OO
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
United States
___________________________________________________________________________
7) SOLE VOTING POWER
NUMBER OF                     7,200
SHARES        ____________________________________________________________
BENEFICIALLY            8) SHARED VOTING POWER
OWNED BY                none
EACH   ____________________________________________________________
REPORTING              9) SOLE DISPOSITIVE POWER
PERSON     7,200
WITH   ____________________________________________________________
10) SHARED DISPOSITIVE POWER
       none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
7,200
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  ☐
__________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.01%
__________________________________________________________________________
14) TYPE OF REPORTING PERSON
IN
__________________________________________________________________________

SCHEDULE 13D
CUSIP No. 713278109

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
D.B. Zwirn Special Opportunities Fund, L.P.    73-1637217
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) ☒
                                              (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  WC
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)   ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
___________________________________________________________________________
7) SOLE VOTING POWER
NUMBER OF                     52,944
SHARES        ____________________________________________________________
BENEFICIALLY            8) SHARED VOTING POWER
OWNED BY                none
EACH   ____________________________________________________________
REPORTING              9) SOLE DISPOSITIVE POWER
PERSON     52,944
WITH   ____________________________________________________________
10) SHARED DISPOSITIVE POWER
       none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
52,944
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   ☐
__________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%
__________________________________________________________________________
14) TYPE OF REPORTING PERSON
PN
__________________________________________________________________________

SCHEDULE 13D
CUSIP No. 713278109

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
D.B. Zwirn Special Opportunities Fund (TE), L.P.   20-0024165
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) ☒
                             (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  WC
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)     ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
___________________________________________________________________________
7) SOLE VOTING POWER
NUMBER OF                     52,989
SHARES        ____________________________________________________________
BENEFICIALLY            8) SHARED VOTING POWER
OWNED BY                none
EACH   ____________________________________________________________
REPORTING              9) SOLE DISPOSITIVE POWER
PERSON     52,989
WITH   ____________________________________________________________
10) SHARED DISPOSITIVE POWER
       none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
52,989
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   ☐
__________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%
__________________________________________________________________________
14) TYPE OF REPORTING PERSON
PN
__________________________________________________________________________

SCHEDULE 13D
CUSIP No. 713278109

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
D.B. Zwirn Special Opportunities Fund, Ltd.
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)☒
                             (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  WC
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
___________________________________________________________________________
            7) SOLE VOTING POWER
NUMBER OF                 315,270
SHARES        ____________________________________________________________
BENEFICIALLY        8) SHARED VOTING POWER
OWNED BY            none
EACH   ____________________________________________________________
REPORTING          9) SOLE DISPOSITIVE POWER
PERSON                  315,270
WITH   ____________________________________________________________
            10) SHARED DISPOSITIVE POWER
              none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
315,270
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   ☐
__________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.58%
__________________________________________________________________________
14) TYPE OF REPORTING PERSON
CO
__________________________________________________________________________

SCHEDULE 13D
CUSIP No. 713278109

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
HCM/Z Special Opportunities LLC     98-0436333
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) ☒
                             (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  WC
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)     ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
___________________________________________________________________________
             7) SOLE VOTING POWER
NUMBER OF             108,281
SHARES        ____________________________________________________________
BENEFICIALLY        8) SHARED VOTING POWER
OWNED BY            none
EACH   ____________________________________________________________
REPORTING          9) SOLE DISPOSITIVE POWER
PERSON                  108,281
WITH   ____________________________________________________________
            10) SHARED DISPOSITIVE POWER
             none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
108,281
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  ☐
__________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.2%
__________________________________________________________________________
14) TYPE OF REPORTING PERSON
OO
__________________________________________________________________________

SCHEDULE 13D
CUSIP No. 713278109

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
D.B. Zwirn & Co., L.P.      02-0597442
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) ☒
                             (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  OO
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
___________________________________________________________________________
             7) SOLE VOTING POWER
NUMBER OF                  529,484
SHARES        ____________________________________________________________
BENEFICIALLY        8) SHARED VOTING POWER
OWNED BY            none
EACH   ____________________________________________________________
REPORTING          9) SOLE DISPOSITIVE POWER
PERSON                  529,484
WITH   ____________________________________________________________
            10) SHARED DISPOSITIVE POWER
             none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
529,484
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   ☐
__________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.98%
__________________________________________________________________________
14) TYPE OF REPORTING PERSON
PN
__________________________________________________________________________

SCHEDULE 13D
CUSIP No. 713278109

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
DBZ GP, LLC        42-1657316
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) ☒
                             (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  OO
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
___________________________________________________________________________
                      7) SOLE VOTING POWER
NUMBER OF            529,484
SHARES        ____________________________________________________________
BENEFICIALLY        8) SHARED VOTING POWER
OWNED BY            none
EACH   ____________________________________________________________
REPORTING          9) SOLE DISPOSITIVE POWER
PERSON                   529,484
WITH   ____________________________________________________________
            10) SHARED DISPOSITIVE POWER
                   none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
529,484
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   ☐
__________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.98%
__________________________________________________________________________
14) TYPE OF REPORTING PERSON
OO
__________________________________________________________________________

SCHEDULE 13D
CUSIP No. 713278109

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Zwirn Holdings, LLC       30-0080444
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) ☒
                                               (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  OO
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
___________________________________________________________________________
                     7) SOLE VOTING POWER
NUMBER OF            529,484
SHARES        ____________________________________________________________
BENEFICIALLY        8) SHARED VOTING POWER
OWNED BY            none
EACH   ____________________________________________________________
REPORTING          9) SOLE DISPOSITIVE POWER
PERSON                  529,484
WITH   ____________________________________________________________
            10) SHARED DISPOSITIVE POWER
             none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
529,484
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   ☐
__________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.98%
__________________________________________________________________________
14) TYPE OF REPORTING PERSON
OO
__________________________________________________________________________

SCHEDULE 13D
CUSIP No. 713278109

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Daniel B. Zwirn
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) ☒
                             (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  OO
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
United States
___________________________________________________________________________
             7) SOLE VOTING POWER
NUMBER OF             529,484
SHARES        ____________________________________________________________
BENEFICIALLY        8) SHARED VOTING POWER
OWNED BY            none
EACH   ____________________________________________________________
REPORTING          9) SOLE DISPOSITIVE POWER
PERSON                  529,484
WITH   ____________________________________________________________
            10) SHARED DISPOSITIVE POWER
             none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
529,484
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  ☐
__________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.98%
__________________________________________________________________________
14) TYPE OF REPORTING PERSON
IN
__________________________________________________________________________

This Amendment No. 4 amends and supplements the Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) on November 21, 2005, as amended by Amendment No. 1 filed on December 9, 2005, Amendment No. 2 filed on December 22, 2005 and Amendment No. 3 filed on February 15, 2006 (together, the “Statement”), by and on behalf of Barington Companies Equity Partners, L.P. (“Barington”) and others with respect to the common stock, par value $1.00 per share (the “Common Stock”), of The Pep Boys-Manny, Moe & Jack, a Pennsylvania corporation (the "Company"). The principal executive offices of the Company are located at 3111 West Allegheny Avenue, Philadelphia, Pennsylvania 19132.

Item 2.  Identity and Background.

The second paragraph of Item 2(a)-(c) of the Statement is hereby amended and restated as follows:

As of the date of this filing, the Reporting Entities are the beneficial owners of, in the aggregate, 4,522,097 shares of Common Stock, representing approximately 8.35% of the shares of Common Stock presently outstanding.

Schedule I to the Statement is hereby replaced in its entirety by Schedule I attached hereto.

Item 2(f) of the Statement is hereby amended and restated as follows:

(f) Each natural person identified in Item 2 is a citizen of the United States, other than Graham Cook, a director of Barington Companies Offshore Fund, Ltd. (BVI), Alun Davies, a director of D.B. Zwirn Special Opportunities Fund, Ltd. and Hugh Thompson, a director of HCM/Z Special Opportunities LLC, each of whom is a citizen of the United Kingdom, and Jonathan Clipper, a director of Barington Companies Offshore Fund, Ltd. (BVI), who is a citizen of Bermuda and the United Kingdom.

Item 3.  Source and Amount of Funds or Other Consideration.

The information contained in Item 3 of the Statement is hereby amended and supplemented as follows:

Since the filing of the Statement, the Reporting Entities purchased an aggregate of 190,500 shares of Common Stock. The amount of funds expended for such purchases was approximately $2,845,745.00 by Barington Companies Offshore Fund, Ltd. (BVI).

All purchases of Common Stock by the Reporting Entities were made in open market transactions. All transactions effected since the filing of the Statement are described in the Schedule attached hereto. All such purchases of Common Stock were funded by working capital, which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business.

Item 4.  Purpose of Transaction.

The information contained in Item 4 of the Statement is hereby amended and supplemented as follows:

On March 28, 2006, James A. Mitarotonda, the Chairman and Chief Executive Officer of Barington Capital Group, L.P., sent a letter to William Leonard, the Chairman of the Board of Directors the Company, notifying him that it is Barington’s intention to nominate a slate of directors for election to the Board at the Company’s next annual meeting of stockholders. A copy of the letter is attached as Exhibit 99.7 hereto and incorporated herein by reference. The foregoing description of the letter is qualified in its entirety by reference to such exhibit.

Item 5.  Interest in Securities of the Issuer.

Items 5(a) and (b) of the Statement are hereby amended and restated as follows:

(a) As of the date of this filing, Barington Companies Equity Partners, L.P. beneficially owns an aggregate of 877,619 shares of Common Stock, representing approximately 1.62% of the shares of Common Stock presently outstanding based upon the 54,169,533 shares of Common Stock reported by the Company to be issued and outstanding as of November 26, 2005 in its Form 10-Q filed with the Securities and Exchange Commission on December 7, 2005 (the “Issued and Outstanding Shares”). As the general partner of Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC may be deemed to beneficially own the 877,619 shares of Common Stock owned by Barington Companies Equity Partners, L.P.

As of the date of this filing, Barington Companies Offshore Fund, Ltd. (BVI) beneficially owns 836,484 shares of Common Stock, constituting approximately 1.54% of the Issued and Outstanding Shares. As of the date of this filing, Barington Investments, L.P. beneficially owns 645,985 shares of Common Stock, constituting approximately 1.19% of the Issued and Outstanding Shares. As the investment advisor to Barington Companies Offshore Fund, Ltd. (BVI) and the general partner of Barington Investments, L.P., Barington Companies Advisors, LLC may be deemed to beneficially own the 836,484 shares of Common Stock owned by Barington Companies Offshore Fund, Ltd. (BVI) and the 645,985 shares of Common Stock owned by Barington Investments, L.P., representing an aggregate of 1,482,469 shares, constituting approximately 2.74% of the Issued and Outstanding Shares. As the Managing Member of Barington Companies Advisors, LLC, Barington Capital Group, L.P. may be deemed to beneficially own the 645,985 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 836,484 shares of Common Stock owned by Barington Companies Offshore Fund, Ltd. (BVI). As the majority member of Barington Companies Investors, LLC, Barington Capital Group, L.P. may also be deemed to beneficially own the 877,619 shares of Common Stock owned by Barington Companies Equity Partners, L.P., representing an aggregate of 2,360,088 shares, constituting approximately 4.36% of the Issued and Outstanding Shares. As the general partner of Barington Capital Group, L.P., LNA Capital Corp. may be deemed to beneficially own the 877,619 shares owned by Barington Companies Equity Partners, L.P., the 645,985 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 836,484 shares owned by Barington Companies Offshore Fund, Ltd. (BVI), representing an aggregate of 2,360,088 shares, constituting approximately 4.36% of the Issued and Outstanding Shares. As the sole stockholder and director of LNA Capital Corp., Mr. Mitarotonda may be deemed to beneficially own the 877,619 shares owned by Barington Companies Equity Partners, L.P., the 645,985 shares of Common Stock beneficially owned by Barington Investments, L.P.

and the 836,484 shares owned by Barington Companies Offshore Fund, Ltd. (BVI), representing an aggregate of 2,360,088 shares, constituting approximately 4.36% of the Issued and Outstanding Shares. Mr. Mitarotonda has sole voting and dispositive power with respect to the 877,619 shares owned by Barington Companies Equity Partners, L.P., the 645,985 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 836,484 shares owned by Barington Companies Offshore Fund, Ltd. (BVI). Mr. Mitarotonda disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

As of the date of this filing, RCG Carpathia Master Fund, Ltd. beneficially owns 89,297 shares of Common Stock which may be acquired upon conversion of $2,000,000 aggregate principal amount of the Company’s outstanding 4.25% convertible debentures owned by RCG Carpathia Master Fund, Ltd.

As of the date of this filing, each of Parche, LLC and Starboard Value and Opportunity Master Fund Ltd. beneficially own 265,678 and 1,011,487 shares of Common Stock, respectively, constituting approximately 0.49% and 1.87%, respectively, of the Issued and Outstanding Shares. As the managing member of Parche, LLC and the investment manager of Starboard Value and Opportunity Master Fund Ltd., Admiral Advisors, LLC may be deemed to beneficially own the 265,678 shares and the 1,011,487 shares of Common Stock owned by Parche, LLC and Starboard Value and Opportunity Master Fund Ltd., respectively, representing an aggregate of 1,277,165 shares, constituting approximately 2.36% of the Issued and Outstanding Shares. As of the date of this filing, each of RCG Ambrose Master Fund, Ltd., RCG Halifax Fund, Ltd. and Ramius Master Fund, Ltd. beneficially own 43,143, 46,463 and 169,257 shares of Common Stock, respectively, constituting approximately 0.08%, 0.09% and 0.31%, respectively, of the Issued and Outstanding Shares. As the investment manager of Ramius Master Fund, Ltd., Ramius Advisors, LLC may be deemed to beneficially own the 169,257 shares of Common Stock owned by Ramius Master Fund, Ltd., constituting approximately 0.31% of the Issued and Outstanding Shares. As the sole member of Admiral Advisors, LLC and Ramius Advisors, LLC and the investment manager of RCG Carpathia Master Fund, Ltd., RCG Ambrose Master Fund, Ltd. and RCG Halifax Fund, Ltd., Ramius Capital Group, LLC may be deemed to beneficially own the 265,678 shares of Common Stock owned by Parche, LLC, the 1,011,487 shares of Common Stock owned by Starboard Value and Opportunity Master Fund Ltd., the 89,297 shares of Common Stock that may be acquired upon conversion of the convertible debentures owned by RCG Carpathia Master Fund, Ltd., the 43,143 shares of Common Stock owned by RCG Ambrose Master Fund, Ltd., the 46,463 shares of Common Stock owned by RCG Halifax Fund, Ltd. and the 169,257 shares of Common Stock owned by Ramius Master Fund, Ltd., representing an aggregate of 1,625,325 shares, constituting approximately 3.00% of the Issued and Outstanding Shares. As the managing member of Ramius Capital Group, LLC, C4S & Co., LLC may be deemed to beneficially own the 265,678 shares of Common Stock owned by Parche, LLC, the 1,011,487 shares of Common Stock owned by Starboard Value and Opportunity Master Fund Ltd., the 89,297 shares of Common Stock that may be acquired upon conversion of the convertible debentures owned by RCG Carpathia Master Fund, Ltd., the 43,143 shares of Common Stock owned by RCG Ambrose Master Fund, Ltd., the 46,463 shares of Common Stock owned by RCG Halifax Fund, Ltd. and the 169,257 shares of Common Stock owned by Ramius Master Fund, Ltd., representing an aggregate of 1,625,325 shares, constituting approximately 3.00% of the Issued and Outstanding Shares. As the managing members of C4S & Co., LLC, each of Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon and Thomas W. Strauss may be deemed to beneficially own the 265,678 shares of

Common Stock owned by Parche, LLC, the 1,011,487 shares of Common Stock owned by Starboard Value and Opportunity Master Fund Ltd., the 89,297 shares of Common Stock that may be acquired upon conversion of the convertible debentures owned by RCG Carpathia Master Fund, Ltd., the 43,143 shares of Common Stock owned by RCG Ambrose Master Fund, Ltd., the 46,463 shares of Common Stock owned by RCG Halifax Fund, Ltd. and the 169,257 shares of Common Stock owned by Ramius Master Fund, Ltd., representing an aggregate of 1,625,325 shares, constituting approximately 3.00% of the Issued and Outstanding Shares. Each of Messrs. Cohen, Stark, Solomon and Strauss share voting and dispositive power with respect to the 265,678 shares of Common Stock owned by Parche, LLC, the 1,011,487 shares of Common Stock owned by Starboard Value and Opportunity Master Fund Ltd., the 89,297 shares of Common Stock that may be acquired upon conversion of the convertible debentures owned by RCG Carpathia Master Fund, Ltd., the 43,143 shares of Common Stock owned by RCG Ambrose Master Fund, Ltd., the 46,463 shares of Common Stock owned by RCG Halifax Fund, Ltd. and the 169,257 shares of Common Stock owned by Ramius Master Fund, Ltd., by virtue of their shared authority to vote and dispose of such shares. Messrs. Cohen, Stark, Solomon and Strauss disclaim beneficial ownership of such shares.

As of the date of this filing, RJG Capital Partners, L.P. beneficially owns 7,200 shares of Common Stock, constituting approximately 0.01% of the Issued and Outstanding Shares. As the general partner of RJG Capital Partners, L.P., RJG Capital Management, LLC may be deemed to beneficially own the 7,200 shares owned by RJG Capital Partners, L.P., constituting approximately 0.01% of the Issued and Outstanding Shares. As the managing member of RJG Capital Management, LLC, which in turn is the general partner of RJG Capital Partners, L.P., Mr. Gross may be deemed to beneficially own the 7,200 shares owned by RJG Capital Partners, L.P., constituting approximately 0.01% of the Issued and Outstanding Shares. Mr. Gross has sole voting and dispositive power with respect to the 7,200 shares owned by RJG Capital Partners, L.P. by virtue of his authority to vote and dispose of such shares. Mr. Gross disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

As of the date of this filing, each of D.B. Zwirn Special Opportunities Fund, L.P. and D.B. Zwirn Special Opportunities Fund (TE), L.P. beneficially own 52,944 shares and 52,989 shares of Common Stock, respectively, constituting approximately 0.1% and 0.1%, respectively, of the Issued and Outstanding Shares. As of the date of this filing, each of D.B. Zwirn Special Opportunities Fund, Ltd. and HCM/Z Special Opportunities LLC beneficially own 315,270 shares and 108,281 shares of Common Stock, respectively, constituting approximately 0.58% and 0.2%, respectively, of the Issued and Outstanding Shares.

As the manager of D.B. Zwirn Special Opportunities Fund, L.P., D.B. Zwirn Special Opportunities Fund (TE), L.P., D.B. Zwirn Special Opportunities Fund, Ltd. and HCM/Z Special Opportunities LLC, D.B. Zwirn & Co., L.P. may be deemed to beneficially own the 52,944 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 52,989 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund (TE), L.P., the 315,270 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 108,281 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, representing an aggregate of 529,484 shares, constituting approximately 0.98% of the Issued and Outstanding Shares. As general partner of D.B. Zwirn & Co., L.P., DBZ GP, LLC may be deemed to beneficially own the 52,944 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 52,989 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund (TE), L.P., the 315,270 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 108,281 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, representing an aggregate of 529,484 shares, constituting approximately 0.98% of the Issued and Outstanding Shares. As the managing member of DBZ GP, LLC, Zwirn Holdings, LLC may be deemed to beneficially own the 52,944 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 52,989 shares of

Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund (TE), L.P., the 315,270 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 108,281 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, representing an aggregate of 529,484 shares, constituting approximately 0.98% of the Issued and Outstanding Shares. As the managing member of Zwirn Holdings, LLC, Daniel B. Zwirn may be deemed to beneficially own the 52,944 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 52,989 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund (TE), L.P., the 315,270 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 108,281 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, representing an aggregate of 529,484 shares, constituting approximately 0.98% of the Issued and Outstanding Shares. Mr. Zwirn disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

The Reporting Entities do not believe that certain of the foregoing information is called for by the Items of Schedule 13D and are disclosing it for supplemental informational purposes only. Information with respect to each of the Reporting Entities is given solely by such Reporting Entity and no Reporting Entity shall have responsibility for the accuracy or completeness of information supplied by another Reporting Entity.

(b) Each of the Reporting Entities may be deemed to have sole voting and dispositive power over the shares of Common Stock reported as beneficially owned by such person by virtue of their respective positions as described in paragraph (a), except that Messrs. Cohen, Stark, Solomon and Strauss have shared authority to vote and dispose of the shares reported as beneficially owned by them. Messrs. Cohen, Stark, Solomon and Strauss disclaim beneficial ownership of such shares.

Except as set forth above, each of the other Reporting Entities may be deemed to have sole voting and dispositive power with respect to the shares each reports as beneficially owned by such person, regardless of the fact that multiple Reporting Entities within the same chain of ownership report sole voting and dispositive power with respect to such shares. Each such Reporting Entity reports sole voting and dispositive power with respect to such shares based on such person’s relationship to the other Reporting Entities within the same chain of ownership. Except to the extent expressly stated herein, each Reporting Entity disclaims beneficial ownership of any shares of Common Stock beneficially owned by any other Reporting Entity.

Item 7.  Material to be Filed as Exhibits.

Exhibit No.	Exhibit Description

99.7
Letter, dated March 28, 2006, from James A. Mitarotonda, the Chairman and Chief Executive Officer of Barington Capital Group, L.P., to William Leonard, the Chairman of the Board of Directors of the Company.

SIGNATURES

After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated: March 28, 2006

                                  BARINGTON COMPANIES EQUITY PARTNERS, L.P.
By: Barington Companies Investors, LLC, its general partner

By: /s/ James A. Mitarotonda
Name: James A. Mitarotonda
Title:   Managing Member

BARINGTON COMPANIES INVESTORS, LLC

By: /s/ James A. Mitarotonda
Name: James A. Mitarotonda
Title:  Managing Member

/s/ James A. Mitarotonda
James A. Mitarotonda

BARINGTON COMPANIES OFFSHORE FUND, LTD. (BVI)

By: /s/ James A. Mitarotonda
Name: James A. Mitarotonda
Title:   President

BARINGTON INVESTMENTS, L.P.
By: Barington Companies Advisors, LLC, its general partner

By: /s/ James A. Mitarotonda
Name: James A. Mitarotonda
Title:  Authorized Signatory

BARINGTON COMPANIES ADVISORS, LLC

By: /s/ James A. Mitarotonda
Name: James A. Mitarotonda
Title:  Authorized Signatory

BARINGTON CAPITAL GROUP, L.P.
By: LNA Capital Corp., its general partner

By: /s/ James A. Mitarotonda
Name: James A. Mitarotonda
Title:   President and CEO

LNA CAPITAL CORP.

By: /s/ James A. Mitarotonda
Name: James A. Mitarotonda
Title:  President and CEO

PARCHE, LLC
By: Admiral Advisors, LLC, its managing   member

By: /s/ Jeffrey M. Solomon
Name: Jeffrey M. Solomon
Title:  Authorized Signatory

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.

By: /s/ Jeffrey M. Solomon
Name: Jeffrey M. Solomon
Title:  Authorized Signatory

RCG CARPATHIA MASTER FUND, LTD.

By: /s/ Jeffrey M. Solomon
Name: Jeffrey M. Solomon
Title:  Authorized Signatory

RCG AMBROSE MASTER FUND, LTD.

By: Ramius Capital Group, LLC,
its Investment Advisor

By: C4S & Co., L.L.C.,
its Managing Member

By: /s/ Jeffrey M. Solomon
Name: Jeffrey M. Solomon
Title:   Managing Member

RCG HALIFAX FUND, LTD.

By: Ramius Capital Group, LLC,
its Investment Advisor

By: C4S & Co., L.L.C.,
its Managing Member

By: /s/ Jeffrey M. Solomon
Name: Jeffrey M. Solomon
Title:  Managing Member

RAMIUS MASTER FUND, LTD

By: Ramius Advisors, LLC
its Investment Advisor

By: Ramius Capital Group, LLC
its Managing Member

By: /s/ Jeffrey M. Solomon
Name: Jeffrey M. Solomon
Title:   Managing Member

RAMIUS ADVISORS, LLC
By: Ramius Capital Group, LLC, its managing member

By: /s/ Jeffrey M. Solomon
Name: Jeffrey M. Solomon
Title:  Authorized Signatory

ADMIRAL ADVISORS, LLC
By: Ramius Capital Group, LLC, its sole member

By: /s/ Jeffrey M. Solomon
Name: Jeffrey M. Solomon
Title:  Authorized Signatory

RAMIUS CAPITAL GROUP, LLC
By: C4S & Co., LLC, its Managing Member

By: /s/ Jeffrey M. Solomon
Name: Jeffrey M. Solomon
Title:  Managing Member

C4S & CO., LLC

By: /s/ Jeffrey M. Solomon
Name: Jeffrey M. Solomon
Title:  Managing Member

/s/ Jeffrey M. Solomon
                                   Jeffrey M. Solomon, individually and as attorney-in-fact for
                                   Peter A. Cohen, Morgan B. Stark, and Thomas W. Strauss

RJG CAPITAL PARTNERS, L.P.

By:	RJG Capital Management, LLC, its general partner

By: /s/ Ronald J. Gross
Name: Ronald J. Gross
Title:  Managing Member

   RJG CAPITAL MANAGEMENT, LLC

       By: /s/ Ronald J. Gross
   Name: Ronald J. Gross
  Title: Managing Member

   /s/ Ronald J. Gross
  Ronald J. Gross

   D.B. ZWIRN SPECIAL OPPORTUNITIES FUND, L.P.

By: D.B. ZWIRN PARTNERS, LLC,
its general partner
  By: ZWIRN HOLDINGS, LLC,
its managing member

By: /s/ Daniel B. Zwirn
Name: Daniel B. Zwirn
Title:  Managing Member

D.B. ZWIRN SPECIAL OPPORTUNITIES FUND (TE), L.P.
By: D.B. ZWIRN PARTNERS, LLC,
its general partner
  By: ZWIRN HOLDINGS, LLC,
its managing member

By: /s/ Daniel B. Zwirn
Name: Daniel B. Zwirn
Title:  Managing Member

D.B. ZWIRN SPECIAL OPPORTUNITIES FUND, LTD.
By: D.B. Zwirn & Co., L.P., its manager
By: DBZ GP, LLC, its general partner
By: Zwirn Holdings, LLC, its managing member

By: /s/ Daniel B. Zwirn
Name: Daniel B. Zwirn
Title: Managing Member

HCM/Z SPECIAL OPPORTUNITIES LLC
By: D.B. Zwirn & Co., L.P., its manager
By: DBZ GP, LLC, its general partner
By: Zwirn Holdings, LLC, its managing member

By: /s/ Daniel B. Zwirn
Name: Daniel B. Zwirn
Title:  Managing Member

D.B. ZWIRN & CO., L.P.
 By: DBZ GP, LLC, its general partner
 By: Zwirn Holdings, LLC, its managing member

By: /s/ Daniel B. Zwirn
Name: Daniel B. Zwirn
Title:  Managing Member

DBZ GP, LLC
By: Zwirn Holdings, LLC, its managing member

By: /s/ Daniel B. Zwirn
Name: Daniel B. Zwirn
Title:  Managing Member

ZWIRN HOLDINGS, LLC

By: /s/ Daniel B. Zwirn
Name: Daniel B. Zwirn
Title:  Managing Member

/s/ Daniel B. Zwirn
Daniel B. Zwirn

SCHEDULE I

Directors and Officers of Barington Companies Offshore Fund, Ltd. (BVI)

Name and Position	Principal Occupation	Principal Business Address

James A. Mitarotonda	Chairman of Barington	888 Seventh Avenue
Director and President	Capital Group, L.P.	17th Floor
New York, NY 10019

Sebastian E. Cassetta	Executive Vice President and	888 Seventh Avenue
Director	Chief Operating Officer of	17th Floor
	Barington Capital Group, L.P.	New York, NY 10019

Jonathan Clipper	Managing Director of	7 Reid Street, Suite 108
Director	Bedford Management Ltd.	Hamilton HM11, Bermuda

Graham Cook	Director/Manager, Corporate	Bison Court
Director	Services of Byson Financial	P.O. Box 3460
	Services, Ltd.	Road Town, Tortola
British Virgin Islands

Forum Fund Services, Ltd.	Fund Administration	Washington Mall 1, 3rd Flr.
Secretary		22 Church Street
Hamilton HM11, Bermuda

Melvyn Brunt	Chief Financial Officer of	888 Seventh Avenue
Treasurer	Barington Capital Group, L.P.	17th Floor
New York, NY 10019

SCHEDULE

This schedule sets forth information with respect to each purchase of Common Stock which was effectuated by a Reporting Entity since the filing of the Statement. All transactions were effectuated in the open market through a broker.

Shares purchased by Barington Companies Offshore Fund, Ltd. (BVI)

Date	Number of Shares	Price Per Share	Cost (*)

3/1/2006	15,000	$15.770	$236,550.00
3/3/2006	13,500	$15.250	$205,875.00
3/6/2006	12,000	$14.985	$179,820.00
3/7/2006	100,000	$15.010	$1,501,000.00
3/24/2006	50,000	$14.450	$722,500.00

------------------------------------
(*) Excludes commissions and other execution-related costs.